SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 6)/1/



                          FIRST FEDERAL BANCORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    319979100
                                   -------------
                                   (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 2 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           FIRST FEDERAL BANCORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           41-1796238
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MINNESOTA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                      0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              150,199
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                 0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         150,199
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             150,199
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.73%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 3 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           FIRST FEDERAL BANCORPORATION 1995 STOCK OPTION AND INCENTIVE
           PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           41-1848954
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MINNESOTA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                      0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              244,833
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                 0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         244,833
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             244,833
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            19.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 4 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           WALTER R. FANKHANEL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 63,249
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              405,445
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            63,249
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         405,445
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             468,694
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            36.61%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 5 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           MARTIN R. SATHRE

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 65,228
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              370,328
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            65,228
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         370,328
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             435,556
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            34.02%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 6 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES R. SHARP

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 40,948
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              398,397
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            40,948
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         398,397
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             439,345
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            34.32%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 7 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RALPH T. SMITH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 67,509
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              400,839
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            67,509
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         400,839
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             468,348
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            36.59%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 319979100                    13G                    PAGE 8 OF 12 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           DEAN J. THOMPSON

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 50,309
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              380,671
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER            50,309
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         380,671
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             430,980
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            33.67%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             -------------------
                                                              PAGE 9 OF 12 PAGES
                                                             -------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(A)         NAME OF ISSUER.
         First Federal Bancorporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
         214 5th Street
         Bemidji, Minnesota  56601

ITEM 2(A)         NAME OF PERSON(S) FILING.
     First Federal Bancorporation Employee Stock Ownership Plan Trust ("ESOP"), First Federal Bancorporation 1995 Stock Option and Incentive Plan Trust ("Option Plan"), and the following individuals who serve as their trustees: Walter R. Fankhanel, Martin R. Sathre, James R. Sharp, Ralph T. Smith, and Dean J. Thompson.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(C)         CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share per share.

ITEM 2(E)         CUSIP NUMBER.
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (f)  [X]     An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1 (c), check this box.[X]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP and the Option Plan identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trusts established pursuant to the ESOP and Option Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                             -------------------
                                                             PAGE 10 OF 12 PAGES
                                                             -------------------


ITEM 4.   OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.  OWNERSHIP  OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER  PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP Trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.  CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee and a stock option plan trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             PAGE 11 OF 12 PAGES
                                                             -------------------
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL BANCORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Walter R. Fankhanel                                    February 13, 2001
--------------------------------------------               ---------------------
Walter R. Fankhanel, as Trustee                            Date

/s/ Martin R. Sathre                                       February 13, 2001
-----------------------------------------------------      ---------------------
Martin R. Sathre, as Trustee                               Date

/s/ James R. Sharp                                         February 13, 2001
-----------------------------------------------------      ---------------------
James R. Sharp, as Trustee                                 Date

/s/ Ralph T. Smith                                         February 13, 2001
-----------------------------------------------------      ---------------------
Ralph T. Smith, as Trustee                                 Date

/s/ Dean J. Thompson                                       February 13, 2001
-----------------------------------------------------      ---------------------
Dean J. Thompson, as Trustee                               Date

FIRST FEDERAL BANCORPORATION
1995 STOCK OPTION AND INCENTIVE PLAN TRUST

By Its Trustees:

/s/ Walter R. Fankhanel                                    February 13, 2001
--------------------------------------------               ---------------------
Walter R. Fankhanel, as Trustee                            Date

/s/ Martin R. Sathre                                       February 13, 2001
-----------------------------------------------------      ---------------------
Martin R. Sathre, as Trustee                               Date

/s/ James R. Sharp                                         February 13, 2001
-----------------------------------------------------      ---------------------
James R. Sharp, as Trustee                                 Date

/s/ Ralph T. Smith                                         February 13, 2001
-----------------------------------------------------      ---------------------
Ralph T. Smith, as Trustee                                 Date

/s/ Dean J. Thompson                                       February 13, 2001
-----------------------------------------------------      ---------------------
Dean J. Thompson, as Trustee                               Date

                                                             -------------------
                                                             PAGE 12 OF 12 PAGES
                                                             -------------------

                                    SIGNATURE


/s/ Walter R. Fankhanel                                    February 13, 2001
--------------------------------------------               ---------------------
Walter R. Fankhanel, as an Individual                      Date
Stockholder

/s/ Martin R. Sathre                                       February 13, 2001
-----------------------------------------------------      ---------------------
Martin R. Sathre, as an Individual                         Date
Stockholder

/s/ James R. Sharp                                         February 13, 2001
-----------------------------------------------------      ---------------------
James R. Sharp, as an Individual                           Date
Stockholder

/s/ Ralph T. Smith                                         February 13, 2001
-----------------------------------------------------      ---------------------
Ralph T. Smith, as an Individual                           Date
Stockholder

/s/ Dean J. Thompson                                       February 13, 2001
-----------------------------------------------------      ---------------------
Dean J. Thompson, as an Individual                         Date
Stockholder